Exhibit 10.1

April 9, 2014

Robert Jones

CEO

Acura Pharmaceuticals, Inc.

616 N. North Court

Suite 120

Palatine, IL 60067

Re:	License, Development and Commercialization Agreement, dated October 30, 2007, by and between Acura Pharmaceuticals, Inc. (“Acura”) and King Pharmaceuticals Research and Development, Inc. (“King”) (the “License Agreement”)

Dear Bob:

The purpose of this letter agreement (“Letter Agreement”) is to memorialize the Parties’ (i) termination of the License Agreement, (ii) King’s conveyance and assignment to Acura of all rights relating to the Product (as defined below) and (iii) agreement to certain post-termination provisions as set forth below in Section 4. All capitalized terms used but not defined herein shall have the meanings set forth in the License Agreement.

The Parties hereby acknowledge and agree as follows:

1.	Termination of License Agreement. The Parties acknowledge and agree that, by mutual agreement, with effect from April 9, 2014 (the “Termination Effective Date”), the License Agreement is terminated in its entirety and shall have no further force or effect. Upon the Termination Effective Date all obligations of each Party under the License Agreement shall be deemed fully and completely discharged and each Party hereby releases, acquits, and forever discharges the other Party from any and all rights, actions, claims, debts, demands, costs, contracts, liabilities, obligations, damages and causes of action whether known, suspected or unknown, whether in law or in equity, which the releasing party had or now have or may claim to have by reason of those matters set forth in the License Agreement, and any other matters which may have been raised in connection to the License Agreement, in each case other than claims and obligations under this Letter Agreement or under those sections of the License Agreement that survive termination as listed in Section 7 of this Letter Agreement.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

2.	Waiver of Non-Compete. Notwithstanding any provision of the License Agreement, the Parties acknowledge and agree that the provisions of the covenant not to compete set forth in Section 13.1 (a)(i) and (ii) of the License Agreement is terminated as of the Termination Effective Date and shall have no further force and effect.

3.	Trademarks. Except as provided in Section 4, the Parties acknowledge and agree that with effect from the Termination Effective Date, King and its Affiliates shall have the exclusive right to the OXECTA mark, trade dress, brand names, logos, slogans and to any internet domain names incorporating or utilizing the OXECTA mark.

4.	Transition. In connection with the termination of the License Agreement, the Parties acknowledge and agree that Section 16.7 of the License Agreement shall not apply to such termination and the following provisions in this Section 4 shall be applicable instead.

Consequences of Termination.

a.	Termination by King and Acura by Mutual Consent.

i.	Any and all licenses granted by Acura to King or by King to Acura under the License Agreement shall terminate in their entirety with effect from the Termination Effective Date.

ii.	King hereby grants to Acura effective the Termination Effective Date a fully paid-up, nonexclusive license under King Sole Inventions relating to the Product or the Aversion Technology to develop, manufacture, use, sell, offer for sale and import the Product anywhere in the world including the right to grant sublicenses.

iii.	King hereby conveys, assigns and transfers to Acura effective the Termination Effective Date at no expense to Acura, and free of any liens, pledges, security interests and other financial encumbrances including those incurred in the Commercialization of the Product, all of King’s and its Affiliates’ right, title and interest in and to the Listed Assets (as defined in the Transition Plan attached as Schedule A to this Letter Agreement) and to all other information and assets of any kind or nature whatsoever, in King’s possession or in the possession of its Affiliates or its or their respective agents related to the Product (all of the foregoing, including the Listed Assets, being the “Conveyed Assets”). The Conveyed Assets shall be deemed to be Acura Confidential Information and shall be subject to all of the protections of Sections 12.1 to 12.4 of the License Agreement. The term “Product” is defined as the pharmaceutical drug in all doses described in New Drug Application (“NDA”) #202080. King represents and warrants that it has full right, title and interest to the Conveyed Assets, that there are no liens, pledges, security interests and other financial encumbrances on the Conveyed Assets, that all Regulatory Approvals and approvals relating to the Product are valid and are up to date. In the event Acura or King determines after the Termination Effective Date that title to or ownership of any of the Conveyed Assets is in a King Affiliate, King shall promptly cause such Affiliate to convey, assign and transfer to Acura such Conveyed Asset at no cost or expense to Acura.

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iv.	The Parties agree that certain of the activities relating to the assignment and transfer to Acura of the Conveyed Assets and the assistance in the transition of the Product to Acura will occur following the Termination Effective Date in accordance with the Transition Plan attached as Schedule A to this Letter Agreement. King will commence delivery of the items specified in the Transition Plan as soon as reasonably practicable and complete such delivery within the time period specified in the applicable deliveries. The Parties shall use reasonable efforts to complete the Transition Plan and all deliveries of items therein within ninety (90) days from the Termination Effective Date.

v.	King shall have no obligations or responsibility for the commercial supply of Product to Acura from the Termination Effective Date.

vi.	King shall as of the Termination Effective Date cease Developing, manufacturing, and Commercializing Product under the License Agreement and the licenses granted to King thereunder with respect to Product shall terminate as of the Termination Effective Date, and King shall be responsible for all returns, financial and regulatory obligations (including chargebacks and pharmacovigilance investigations and reporting) for Product manufactured prior to the Termination Effective Date.

b.	Royalty and Payment Obligations. Termination of this License Agreement will not release King from any obligation to pay royalties to Acura which were accrued prior to the Termination Effective Date in accordance with Article 9 of the License Agreement. However, termination of this License Agreement will release King from any obligation to pay royalties or make any payments to Acura which would have otherwise become accrued after the Termination Effective Date (provided that King shall be obligated to pay royalties after the effective date of termination for Product sold prior to such effective date). For clarity, there are no milestones or other payments due or payable from King to Acura under this License Agreement.

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c.	Termination Fee. Acura shall pay a fee to King or as directed by King to King’s Affiliate the sum of two million (US$2,000,000) US dollars, one million (US$1,000,000) US dollars within ten (10) days of Termination Effective Date and one million (US$1,000,000) within five (5) days of King’s submission to the FDA of a letter (substantially in the form attached to the Transition Plan as Exhibit 1.1) notifying FDA of the transfer of NDA 202,080 from King to Acura.

5.	Publicity. Neither party will originate any publicity, press release, or other public announcement or make any comment, written or oral, relating to this Letter Agreement without the advance written consent of the other Party (except as has been previously consented), unless such announcement is required by law or the regulations of a national securities exchange. A Party required by law, rule or regulation or the regulation of a national securities exchange to make such an announcement will give the other Party an opportunity to review the form or content of such announcement and make comments upon it in advance. Either Party may issue a press release in the form substantially similar to Schedule B to this Letter Agreement. The Parties acknowledge that Acura will file a Form 8-K with the Securities and Exchange Commission regarding this Letter Agreement and will be attaching a redacted copy of the Letter Agreement to such 8-K (or a Form 10-Q or 10-K as appropriate) requesting confidential treatment of certain information and the 8-K and redacted copy will be treated as a public announcement as described herein.

6.	Confidentiality. The terms of this Letter Agreement shall be deemed Confidential Information of each Party and the Schedules attached hereto shall be deemed Confidential Information of each Party (provided that the contents of any Conveyed Assets are solely the Confidential Information of Acura as provided in Section 4).

7.	Survival of Obligations/Further Assurances. Sections 10.4 (with respect to payments due under the License Agreement to Acura), 11.1, 11.8(d)(i) (with respect to any claims relating to the Oxecta trademark or any King trademark or any trademark used in connection with the Product prior to the Termination Effective Date), 12.1 through 12.4, and Articles 10, 14 and 17 and any definitions used in any such Section or Article shall survive the termination of this License Agreement in its entirety. Each Party at any time after the date hereof, at the reasonable request of the other Party shall execute, acknowledge and deliver any further assignments, documents and instruments of transfer that may be reasonably necessary for the purpose of conveying, assigning and granting to Acura the Conveyed Assets.

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8.	Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to its conflict of laws rules or principles.

9.	Specific Performance. In the event of a breach or threatened breach of any provision of this Letter Agreement by King and without limiting any other available remedies, nothing in this Letter Agreement shall prevent Acura from seeking to obtain from any court of competent jurisdiction, injunctive relief, including specific performance.

10.	Miscellaneous. This Letter Agreement may be executed manually, electronically in Adobe® PDF file format, or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Party.

Sincerely,

KING PHARMACEUTICALS RESEARCH AND DEVELOPMENT, INC.

By:	/s/ Thomas Dykstra

Name:	Thomas Dykstra

Title:	Vice President

Accepted and agreed as of the date first set forth above.

ACURA PHARMACEUTICALS, INC.

By:	/s/ Robert B. Jones

Name:	Robert B. Jones

Title:	CEO

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Schedule A

Transition Plan

(LISTED Assets)

For assets described below in which Pfizer/King does not directly own but has an interest in, Pfizer shall assign its interest in such asset to Acura, to the extent reasonably practical.

1.	Regulatory [***]
2.	CMC [***]
3.	Clinical [***]
4.	Commercial [***]
5.	Safety [***]

During the 90 days transition period, if either Party identifies assets and both parties mutually agree that the assets are necessary for Acura to maintain the Product NDA or to manufacture and/or sell the Product, such assets shall be added to this Schedule A.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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EXHIBIT 1.1

[FDA TRANSMITTAL LETTER AND FORM 356h]

_________, 2014

_________,

[Center for Drug Evaluation and Research]

Food and Drug Administration

Metro Park North II

7500 Standish Place, Room 150

Rockville, MD 20855-2773

Transfer of Ownership

RE: NDA # 202080

Dear Mr._________:

Pursuant to the Code of Federal Regulation, Title 21 314.72, KING PHARMACEUTICALS RESEARCH AND DEVELOPMENT, INC. is providing notice that all rights to NDA# 202080 approved on June 17, 2011 have been transferred to ACURA PHARMACEUTICALS, INC. A complete copy of the application has been provided to Acura Pharmaceuticals, Inc. The change of ownership for this application becomes effective on XX/XX/XX. FDA Form 356h is enclosed.

Should you have any questions or require additional information on this transfer, please do not hesitate to contact me at the telephone number or address shown below.

Sincerely,

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SCHEDULE B

[FORM OF PRESS RELEASE]

Acura Pharmaceuticals Announces Return of Product Rights

Palatine, IL - (XXXXXXX, YY, 2014) - Acura Pharmaceuticals, Inc. (NASDAQ: ACUR), a specialty pharmaceutical company developing products intended to address medication abuse and misuse, announced today a letter agreement with Pfizer Inc. providing for the termination of Pfizer’s license to Acura’s AVERSION Technology and the return to Acura of the FDA approved Oxecta® (oxycodone HCl) product. The letter agreement provides that Acura will make a one-time payment of $2.0 million to Pfizer. The license termination is effective April 9, 2014. The AVERSION Technology utilizes a proprietary mixture of inactive ingredients to discourage tampering of a product for abusive purposes.

“We are pleased that we have been able to reach agreement on acceptable terms for the license termination,” said Bob Jones, President and Chief Executive Officer of Acura Pharmaceuticals. Mr. Jones further added, “We are currently evaluating our strategic options for the returned product and our other AVERSION Technology products in development, which may include a re-launch under a new brand name in partnership with another pharmaceutical company.”

The Company will host a conference call to discuss our strategies for the product going forward on XXXXXX at XXXXX  ET. To participate in the live conference call, please dial XXX-XXX-XXXX (U.S. and Canada) five to ten minutes prior to the start of the call. The participant passcode is YYYYYYY

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